Exhibit 99(5)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

      July 5, 2000 - CanArgo concludes acquisition of principal subsidiary

Calgary,  Alberta,  Oslo, Norway-- CanArgo Energy Corporation (OTCBB: GUSH, OSE:
CNR) is pleased to announce that it has completed the purchase of a 21.2% interest in Ninotsminda Oil Company ("NOC") from JKX Oil & Gas plc (LSE : JKX).

NOC is now a wholly owned subsidiary of CanArgo. The consideration paid was US$4.5 million, through the issuance of 4,054,054 common shares of CanArgo at a deemed price of US$1.11 per share. The share price, calculated at the time of negotiating the deal, was based on the 10 day weighted average trading price of CanArgo's common shares on the Oslo Stock Exchange and the OTC Bulletin Board.

The shares to be issued in connection with this transaction were issued under Regulation S of the Securities Act of the United States and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration or an applicable exemption from registration.

NOC holds a licence on producing assets and exploration prospects in the Republic of Georgia, close to the capital, Tbilisi. In addition to its development activities on the field, CanArgo anticipates initiating a significant gas exploration program on the Ninotsminda license this summer.

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the Republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                  Norway
Tel:  +403.777.1185             Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974      Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com     Fax  :  +47.22.04.82.01
web:www.canargo.com